Exhibit 99.1

12900 Preston Road, Suite 700 Dallas, Texas 75230 T 972.233.8242 F 972.233.7362

January 24, 2014

Capital Southwest Corporation Names Armes Chairman of the Board; Adds Two Directors

(Dallas, January 24, 2014) Capital Southwest Corporation announced today that Joseph B. Armes has been elected as Chairman of the Board and that David R. Brooks and William R. Thomas III have been elected as Directors. Mr. Armes has served as Director, President and CEO of Capital Southwest since June 2013. Mr. Brooks has been Chairman of the Board, CEO and a director of Independent Bank Group, Inc. (NASDAQ:IBTX), a Texas-based bank holding company with approximately $2.0 billion in assets, since its founding in 2002. Mr. Thomas is a private investor and has served as President of the Thomas Heritage Foundation, a nonprofit grant-making corporation since 2008. Mr. Thomas currently serves as a director of Encore Wire Corporation (NASDAQ:WIRE).

“I am very pleased to welcome David and Will to the Capital Southwest Board of Directors. Each of them brings a wealth of experience and knowledge that will benefit our organization as we pursue our goals of building great companies and creating value for our shareholders” Mr. Armes said.

About Capital Southwest: Capital Southwest Corporation (NasdaqGS: CSWC) is a Dallas, Texas based publicly traded business development company that makes private equity investments with over $700 million in assets. Since Capital Southwest was formed in 1961, we have always sought to invest in companies with strong management teams and sound financial performance. As a public company, we are fortunate to have the flexibility to hold investments indefinitely. It is our dedication to this patient investment strategy that enables our portfolio companies to achieve their full potential. Visit our website www.capitalsouthwest.com to learn about our investment criteria and how our capital can enhance your company's growth.

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